Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Wright & Company, Inc. and to the incorporation by reference of our name and the inclusion of our reports dated January 28, 2025 and July 12, 2024 (the “Reports”) in the Annual Report on Form 10-K of Infinity Natural Resources, Inc. (the “Company”) for the fiscal year ended December 31, 2024, to which this consent is an exhibit. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our Reports, into the registration statement (No. 333-284674) on Form S-8 of the Company, including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended.

Wright & Company, Inc.

TX Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee

March 28, 2025